Exhibit 10.35

STOCKHOLDERS’ AGREEMENT

of

ACADEMY SPORTS AND OUTDOORS, INC.

Dated as of                    , 2020

Exhibits

Exhibit A — Assignment and Assumption Agreement

- i -

STOCKHOLDERS’ AGREEMENT

OF

ACADEMY SPORTS AND OUTDOORS, INC.

This STOCKHOLDERS’ AGREEMENT (as the same may be amended from time to time in accordance with its terms, the “Agreement”) is entered into as of             , 2020, by and among Academy Sports and Outdoors, Inc., a Delaware corporation (the “Company”), and each of the stockholders of the Company whose name appears on the signature pages hereto (each, a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, the Company is currently contemplating an underwritten initial public offering (the “IPO”) of shares of its Common Stock (as defined below);

WHEREAS, in connection with the IPO, each Stockholder that is a unitholder of New Academy Holding Company, LLC (“NAHC”) will contribute its equity interests in NAHC to the Company in exchange for shares of Common Stock and NAHC will become a wholly owned subsidiary of the Company;

WHEREAS, Section 4.8(a) of the Amended and Restated Limited Liability Company Agreement of NAHC (as amended, supplemented or modified from time to time, the “LLC Agreement”) provides that the board of managers of NAHC (the “NAHC Board”) may, without the need for any action or consent of any Person (as defined in the LLC Agreement), including any Members (as defined in the LLC Agreement), take any and all actions reasonably necessary or advisable to create and implement the IPO of the Company, subject to the requirements of Section 4.8 and Section 14.5 of the LLC Agreement;

WHEREAS, the NAHC Board has determined that the IPO of the Company complies with the requirements of Section 4.8 and Section 14.5 of the LLC Agreement; and

WHEREAS, in connection with, and effective upon, the date of completion of the IPO (the “Closing Date”), the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations with respect to their ownership of Common Stock after consummation of the IPO.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions. Capitalized terms used herein shall have the following meanings:

“Affiliate” shall mean, (i) with respect to any Person (other than the KKR Investor), an “affiliate” as defined in Rule 405 of the regulations promulgated under the Securities Act, and (ii) with respect to the KKR Investor, an “affiliate” as defined in Rule 405 of the regulations promulgated under the Securities Act and any investment fund, vehicle or holding company of which the KKR Investor or an Affiliate of the KKR Investor serves as the general partner, managing member or discretionary manager or advisor; provided, however, that notwithstanding the foregoing, except as used in Section 4.2, an Affiliate of the KKR Investor shall not include any Portfolio Company or other investment of any Person or the KKR Investor or any investment fund, vehicle or holding company or any investment fund, vehicle or holding company or any limited partners of the KKR Investor.

“Agreement” shall have the meaning set forth in the Preamble.

“beneficial owner” or “beneficially own” shall have the meaning set forth in Rule 13d-3 under the Exchange Act; provided, however, that no Stockholder shall be deemed to beneficially own any securities of the Company held by any other Stockholder solely by virtue of the provisions of this Agreement (other than this definition which shall be deemed to be read for this purpose without the proviso hereto).

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Bylaws” shall mean the Amended and Restated Bylaws of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the terms of the Charter and the terms of this Agreement.

“Change in Control” shall mean any transaction or series of related transactions (whether by merger, consolidation, recapitalization, liquidation or sale or transfer of Common Stock or assets (including equity securities of the Subsidiaries) or otherwise) as a result of which any Person or group, within the meaning of Section 13(d)(3) of the Exchange Act (other than (x) the KKR Investor and its Affiliates, any group of which the foregoing are members and any other members of such a group and (y) an employee benefit plan (or trust forming a part thereof) maintained by the Company or its controlled Affiliates), obtains ownership, directly or indirectly, of (i) Common Stock that represent more than 50% of the total voting power of the outstanding capital stock of the Company or applicable successor entity or (ii) all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis. For purposes of this definition, the term “Affiliates” shall include Portfolio Companies.

“Charter” shall mean the Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement.

“Closing Date” shall have the meaning set forth in the Recitals.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Company” shall have the meaning set forth in the Preamble.

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Director” shall mean any member of the Board.

“Equity Securities” shall mean any and all shares of (i) Common Stock, (ii) preferred stock of the Company, and (iii) any equity securities (including, without limitation, preferred stock) of the Company convertible into, or exchangeable or exercisable for, any of the foregoing shares, and options, warrants or other rights to acquire any of the foregoing shares or other securities. In the event any direct or indirect Subsidiary of the Company issues directly to any Stockholder any common stock of such Subsidiary or any equity securities of the type described in clauses (ii) and (iii), the term “Equity Securities” shall also include the common stock and equity securities of the type described in clauses (ii) and (iii) of such Subsidiary.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Governmental Authority” shall mean any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) U.S. and other federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“IPO” shall have the meaning set forth in the Recitals.

“KKR Designee(s)” shall mean any Director designated by the KKR Investor pursuant to Section 2.1(a) of this Agreement.

“KKR Investor” shall mean, collectively, Allstar LLC, Allstar Co-Invest Blocker L.P. and KKR 2006 Allstar Blocker L.P., and their Permitted Transferees.

“Law” shall mean any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority.

“LLC Agreement” shall have the meaning set forth in the Recitals.

“NAHC Board” shall have the meaning set forth in the Recitals.

“Permitted Transferee” shall mean, with respect to the KKR Investor, any Transferee that is an Affiliate of the KKR Investor; provided, however, that such Transferee shall agree in a writing in the form attached as Exhibit A hereto to be bound by and to comply with all applicable provisions of this Agreement.

“Person” shall mean any individual, corporation, partnership, trust, joint stock company, business trust, unincorporated association, joint venture or other entity of any nature whatsoever.

“Portfolio Company” shall mean, with respect to any Person, a “portfolio company” (as such term is customarily used among institutional investors), or any entity controlled by any “portfolio company”, of such Person or one of its Affiliates.

“Registration Rights Agreement” shall mean the Amendment to the Registration Rights Agreement, dated as of            , 2020, among the Company, New Academy Holding Company, LLC, the KKR Investor, and each of the other stockholders party thereto, as the same may be amended from time to time in accordance with its terms.

“Repurchase” shall have the meaning set forth in Section 2.3(f).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Stock Exchange” shall mean The NASDAQ Global Select Market or such other securities exchange or interdealer quotation system on which shares of Common Stock are then listed or quoted.

“Stockholder” shall have the meaning set forth in the Preamble.

“Subsidiary” shall mean, with respect to an entity, (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by such entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which the entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner.

“Total Number of Directors” shall mean, at any time of determination, the total number of Directors comprising the Board.

“Transfer” shall mean, directly or indirectly, to sell, transfer, assign, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, encumbrance, hypothecation or similar disposition of, any shares of Equity Securities beneficially owned by a Person or any interest in any shares of Equity Securities beneficially owned by a

Person. In the event that the KKR Investor that is a corporation, partnership, limited liability company or other legal entity (other than an individual, trust or estate) ceases to be controlled by the Person controlling the KKR Investor or a Permitted Transferee thereof, such event shall be deemed to constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein.

“Transferee” shall mean any Person to whom any Stockholder or any Transferee thereof Transfers Equity Securities of the Company in accordance with the terms hereof.

“Voting Securities” shall mean, at any time of determination, shares of any class of Equity Securities of the Company that are then entitled to vote generally in the election of Directors.

SECTION 1.2. Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter forms and the singular form of words shall include the plural and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. Any percentage set forth herein shall be deemed to be automatically adjusted without any action on the part of any party hereto to take into account any stock split, stock dividend or similar transaction occurring after the date of this Agreement so that the rights provided to the Stockholders shall continue to apply to the same extent such rights would have applied absent such stock split, stock dividend or similar transaction.

ARTICLE II

CORPORATE GOVERNANCE

Section 2.1. Board of Directors.

(a) Following the Closing Date, the KKR Investor shall have the right, but not the obligation, to nominate to the Board a number of designees equal to at least: (i) a majority of the Total Number of Directors, so long as the KKR Investor and its Affiliates collectively beneficially own 50% or more of the outstanding shares of Common Stock; (ii) 40% of the Total Number of Directors, in the event that the KKR Investor and its Affiliates collectively beneficially own 40% or more, but less than 50%, of the outstanding shares of Common Stock; (iii) 30% of the Total Number of Directors, in the event that the KKR Investor and its Affiliates collectively beneficially own 30% or more, but less than 40%, of the outstanding shares of Common Stock; (iv) 20% of the Total Number of Directors, in the event that the KKR Investor and its Affiliates collectively beneficially own 20% or more, but less than 30%, of the outstanding shares of Common Stock; and (v) 10% of the Total Number of Directors, in the event that the KKR Investor and its Affiliates collectively beneficially own 5% or more, but less than 20%, of the outstanding shares of Common Stock. For purposes of calculating the number of Directors that the KKR Investor is entitled to designate pursuant to the immediately preceding sentence, any fractional amounts shall automatically be rounded up to the nearest whole number (e.g., one and one quarter (1 and 1/4) Directors shall equate to two (2) Directors), and any such calculations shall be made after taking into account any increase in the Total Number of Directors.

(b) Effective as of the Closing Date, the KKR Designees shall initially be Nathaniel H. Taylor, Vishal V. Patel, Aileen X. Yan, Brian T. Marley and William S. Simon.

(c) The Company agrees, to the fullest extent permitted by applicable Law (including with respect to fiduciary duties under Delaware law), to include the individuals designated pursuant to this Section 2.1 in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing Directors and to use its best efforts to cause the election of each such designee to the Board, including nominating each such individual to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof.

(d) In the event that the KKR Investor has nominated less than the total number of designees that it shall be entitled to nominate pursuant to Section 2.1(a), then the KKR Investor shall have the right, at any time, to nominate such additional designee(s) to which it is entitled, in which case, the Company and the Directors shall take all necessary corporate action, to the fullest extent permitted by applicable Law (including with respect to fiduciary duties under Delaware law), to (x) enable the KKR Investor to nominate and effect the election or appointment of such additional individuals, whether by increasing the size of the Board or otherwise, and (y) designate such additional individuals nominated by the KKR Investor to fill such newly created vacancies or to fill any other existing vacancies.

(e) In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Director designated by the KKR Investor pursuant to this Section 2.1, the remaining Directors and the Company shall, to the fullest extent permitted by applicable Law (including with respect to fiduciary duties under Delaware law), cause the vacancy created thereby to be filled by a new designee of the KKR Investor as soon as possible, and the Company hereby agrees to take, to the fullest extent permitted by applicable Law (including with respect to fiduciary duties under Delaware law), at any time and from time to time, all actions necessary to accomplish the same.

(f) In the event that the KKR Investor shall cease to have the right to designate a Director pursuant to this Section 2.1, the designee of the KKR Investor selected by the KKR Investor shall (i) at the request of a majority of the Directors then in office or the Chairman of the Board resign immediately or the KKR Investor shall take all action necessary to remove such designee or (ii) if no such request is made, continue to serve until his or her term expires at the next annual meeting of stockholders of the Company. In the event such designee resigns or is removed at the request of a majority of the Directors then in office or the Chairman of the Board, the Directors remaining in office shall be entitled to decrease the size of the Board to eliminate such vacancy and no consent under Section 2.3 shall be required in connection with such decrease.

(g) The KKR Investor shall have the right to representation on the board of directors or other similar governing body (or any committee thereof) of any Subsidiary of the Company in proportion to its representation on the Board.

(h) The Company shall reimburse the KKR Designee(s) for their reasonable out-of-pocket expenses incurred by them in connection with performing his or her duties as a member of the Board (or any committee thereof), including the reasonable out-of-pocket expenses incurred by such person for attending meetings of the Board (or any committee thereof), or in connection with their service on the board or other similar governing body of any Subsidiary of the Company (or any committee thereof).

(i) The rights of the Stockholders pursuant to this Section 2.1 are personal to the Stockholders and shall not be exercised by any Transferee other than a Permitted Transferee.

SECTION 2.2. Committees. For so long as the KKR Investor has the right to designate at least one (1) Director pursuant to Section 2.1, the KKR Investor shall have the right, but not the obligation, to designate one member of each committee of the Board; provided that the right of any Director to serve on a committee shall be subject to applicable Law and the Company’s obligation to comply with any applicable independence requirements of the Stock Exchange.

SECTION 2.3. Consent Rights. For so long as the KKR Investor and its Affiliates collectively beneficially own at least 25% of the outstanding shares of Common Stock, the following actions by the Company or any of its Subsidiaries shall require the approval, in addition to any approval by the stockholders of the Company or the Board’s approval (or the approval of the required governing body of any Subsidiary of the Company), of the KKR Investor:

(a) entering into or effecting a Change in Control;

(b) entering into any agreement providing for the acquisition or divestiture of assets or equity security of any Person, in each case providing for aggregate consideration in excess of $100 million;

(c) entering into any joint venture or similar business alliance having a fair market value as of the date of formation thereof (as reasonably determined by the Board) in excess of $100 million;

(d) initiating a voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding involving the Company or any Subsidiary of the Company that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Exchange Act;

(e) any material change in the nature of the business of the Company and its Subsidiaries, taken as a whole;

(f) any redemption, acquisition or other purchase of any shares of Equity Securities (a “Repurchase”) other than (x) open market Repurchases made pursuant to a share repurchase plan approved by the Board or (y) Repurchases in accordance with any existing compensation plan of the Company or any Subsidiary of the Company or a Repurchase from an employee in connection with such employee’s termination of employment with the Company or any Subsidiary of the Company or otherwise in accordance with such employee’s management stockholder’s agreement with the Company;

(g) the incurrence of indebtedness for borrowed money (including through the issuance of debt securities or the guarantee of indebtedness of another Person) in an aggregate principal amount in excess of $100 million in any transaction or series of related transactions, other than borrowings under the Company’s revolving credit facility (or amendments, extensions, or replacements thereof);

(h) terminating the employment of the Chief Executive Officer of the Company or hiring a new Chief Executive Officer of the Company;

(i) subject to Section 2.1, any increase or decrease in the size or composition of the Board, committees of the Board, and boards and committees of Subsidiaries of the Company; and

(j) any transaction with or involving any Affiliate of the Company (other than the KKR Investor and its Affiliates), other than (A) a Transfer to a Permitted Transferee, (B) transactions pursuant to any agreement in effect on the Closing Date, including, without limitation, the Registration Rights Agreement and this Agreement, and any amendment, termination or material waiver under such agreements, (C) customary indemnification agreements with Directors and officers of the Company or any Subsidiary, (D) transactions permitted by Section 2.3(f)(y) above and other customary compensation arrangements with employees of the Company; and (E) any transaction or series of related transactions in the ordinary course of business and on arms-length third-party terms and not involving amounts in excess of $25 million per annum.

SECTION 2.4. Controlled Company.

(a) Each of the entities who fall under the definition of “KKR Investor” acknowledge and agree that, (i) by virtue of this Article II, they are acting as a “group” within the meaning of the Stock Exchange rules as of the date hereof, and (ii) by virtue of the combined voting power of Common Stock held by them representing more than 50% of the total voting power of the Common Stock outstanding as of the Closing Date, the Company qualifies as a “controlled company” within the meaning of Stock Exchange rules as of the Closing Date.

(b) So long as the Company qualifies as a “controlled company” for purposes of Stock Exchange rules, the Company will elect to be a “controlled company” for purposes of Stock Exchange rules, and will disclose in its annual meeting proxy statement that it is a “controlled company” and the basis for that determination. If the Company ceases to qualify as a “controlled company” for purposes of Stock Exchange rules, the KKR Investor and the Company will take whatever action may be reasonably necessary in relation to such party, if any, to cause the Company to comply with Stock Exchange rules as then in effect within the timeframe for compliance available under such rules.

SECTION 2.5. Permitted Disclosure. Each KKR Designee is permitted to disclose to the KKR Investor information about the Company and its Affiliates that he or she receives as a result of being a Director, subject to his or her fiduciary duties under Delaware law.

ARTICLE III

INFORMATION

SECTION 3.1. Books and Records; Access; Certain Reports.

(a) The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles. For so long as the KKR Investor has the right to designate at least one (1) Director pursuant to Section 2.1, the Company shall, and shall cause its Subsidiaries to, permit the KKR Investor and its designated representatives, at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary; provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used its best efforts to provide such information to the KKR Investor, without the loss of any such privilege, and notified the KKR Investor that such information has not been provided.

(b) So long as the KKR Investor has the right to designate at least one (1) Director pursuant to Section 2.1, the Company shall deliver or cause to be delivered to the KKR Investor at its request:

(i) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries; and

(ii) such other reports and information as may be reasonably requested by the KKR Investor;

provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used its best efforts to provide such information to the KKR Investor, without the loss of any such privilege, and notified the KKR Investor that such information has not been provided.

ARTICLE IV

MISCELLANEOUS

SECTION 4.1. Termination. Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board and the Stockholders as provided under Section 4.3, (i) the provisions of Article II shall, with respect to each Stockholder, terminate as provided in the applicable Section of Article II, (ii) the provisions of Article III shall, with respect to each Stockholder, terminate as provided in the applicable Section of Article III, and (iii) this Article IV shall not terminate. Nothing herein shall relieve any party from any liability for the breach of any of the agreements set forth in this Agreement.

SECTION 4.2. Indemnification.

(a) The Company agrees to indemnify and hold harmless each Stockholder, their respective directors, officers, partners, members, direct and indirect owners, managers, Affiliates and controlling persons (each, an “Stockholder Indemnitee”) from and against any and all liability, including, without limitation, all obligations, costs, fines, claims, actions, injuries, demands, suits, judgments, proceedings, investigations, arbitrations (including stockholder claims, actions, injuries, demands, suits, judgments, proceedings, investigations or arbitrations) and reasonable expenses, including reasonable accountant’s and reasonable attorney’s fees and expenses (together the “Losses”), incurred by such Stockholder Indemnitee before or after the date of this Agreement to the extent arising out of, resulting from, or relating to (i) such Stockholder Indemnitee’s purchase and/or ownership of any Equity Securities or (ii) any litigation to which any Stockholder Indemnitee is made a party in its capacity as a stockholder or owner of securities (or as a director, officer, partner, member, manager, Affiliate or controlling person of any Stockholder) of the Company; provided that the foregoing indemnification rights in this Section 4.2 shall not be available to the extent that (a) any such Losses are incurred as a result of such Stockholder Indemnitee’s willful misconduct or gross negligence; (b) any such Losses are incurred as a result of non-compliance by such Stockholder Indemnitee with any laws or regulations applicable to any of them; or (c) subject to the rights of contribution provided for below, indemnification for any Losses would violate any applicable Law or public policy. For purposes of this Section 4.2, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Stockholder Indemnitee as to any previously advanced indemnity payments made by the Company under this Section 4.2, then such payments shall be promptly repaid by such Stockholder Indemnitee to the Company. The rights of any Stockholder Indemnitee to indemnification hereunder will be in addition to any other rights any such party may have under any other agreement or instrument to which such Stockholder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. In the event of any payment of indemnification pursuant to this Section 4.2, to the extent that any Stockholder Indemnitee is indemnified for Losses, the Company will be subrogated to the extent of such payment to all of the related rights of recovery of the Stockholder Indemnitee to which such payment is made against all other Persons. Such Stockholder Indemnitee shall execute all papers reasonably required to evidence such rights. The Company will be entitled at its election to participate in the defense of any third party claim upon which indemnification is due pursuant to this Section 4.2 or to assume the defense thereof, with counsel reasonably satisfactory to such Stockholder Indemnitee unless, in the reasonable judgment of the Stockholder Indemnitee, a conflict of interest between the Company and such Stockholder Indemnitee may exist, in which case such Stockholder Indemnitee shall have the right to assume its own defense and the Company shall be liable for all reasonable expenses therefor. Except as set forth above, should the Company assume such defense all further defense costs of the Stockholder Indemnitee in respect of such third party claim shall be for the sole account of such party and not subject to indemnification hereunder. The Company will not without the prior written consent of the Stockholder Indemnitee (which consent shall not be unreasonably withheld) effect any settlement of any threatened or pending third party claim in which such Stockholder Indemnitee is or could have been a party and be entitled to indemnification hereunder unless such settlement solely involves the payment of money and includes an unconditional release of such Stockholder Indemnitee from all liability and claims that are the subject matter of such claim. If the indemnification provided for above is unavailable in respect of any Losses, then the Company, in lieu of indemnifying a Stockholder Indemnitee, shall, if and to the extent permitted by Law, contribute to the amount paid or payable by such Stockholder Indemnitee in such proportion as is appropriate to reflect the relative fault of the Company and such Stockholder Indemnitee in connection with the actions which resulted in such Losses, as well as any other equitable considerations.

(b) The Company agrees to pay or reimburse (i) the Stockholders for (A) all reasonable costs and expenses (including reasonable attorneys’ fees, charges, disbursement and expenses) incurred in connection with any amendment, supplement, modification or waiver of or to any of the terms or provisions of this Agreement or any related agreements and (B) in connection with any stamp, transfer, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any related agreements; and (ii) each Stockholder for all costs and expenses of such Stockholder (including reasonable attorneys’ fees, charges, disbursement and expenses) incurred in connection with (1) the consent to any departure by the Company or any of its Subsidiaries from the terms of any provision of this Agreement or any related agreements and (2) the enforcement or exercise by such Stockholder of any right granted to it or provided for hereunder.

SECTION 4.3. Amendments and Waivers. Except as otherwise provided herein, no modification, amendment, restatement, amendment and restatement, or waiver of any provision of this Agreement shall be effective without the approval of the Board and the KKR Investor; provided, however, that any Stockholder may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose; provided, further, that any such modification, amendment, restatement, amendment and restatement or waiver that would disproportionately and adversely affect the rights of any Stockholder hereunder (in its capacity as a Stockholder) without similarly affecting the rights hereunder of all Stockholders (in their capacities as Stockholders) having the same rights or obligations under this Agreement to which such modification, amendment, restatement, amendment and restatement or waiver relates, as the case may be, shall not be effective as to such Stockholder without such Stockholder’s prior written consent. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. Any written amendment, restatement, amendment and restatement, or waiver to this Agreement that receives the vote or consent of the Stockholders provided herein need not be signed by all Stockholders, but shall be effective in accordance with its terms and shall be binding upon all Stockholders and any Transferees.

SECTION 4.4. Successors, Assigns and Transferees. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that the KKR Investor shall be entitled to assign, in whole or in part, any of its rights hereunder to any of its Permitted Transferees without such prior written consent.

SECTION 4.5. Third Parties. Except as may otherwise be expressly provided in this Agreement, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

SECTION 4.6. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed effectively given: (a) when delivered personally by hand to the party to be notified (with written confirmation of receipt), (b) when sent by e-mail (with written confirmation of transmission), (c) when received or rejected by the addressee if sent by registered or certified mail, postage prepaid, return receipt requested, or (d) one Business Day following the day sent by reputable overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

(i)	if to the Company, to:

Academy Sports and Outdoors, Inc.

1800 North Mason Road

Katy, Texas 77449

Attention: General Counsel

Email: legal@academy.com

(ii)	if to the KKR Investor, to:

Allstar LLC

Allstar Co-Invest Block L.P.

KKR 2006 Allstar Blocker L.P.

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street

New York, New York 10019

Attention:

Email:

SECTION 4.7. Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

SECTION 4.8. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

SECTION 4.9. Restrictions on Other Agreements; Bylaws.

(a) Following the date hereof, no Stockholder or any of its Permitted Transferees shall enter into or agree to be bound by any stockholder agreements or arrangements of any kind with any Person with respect to any Equity Securities except pursuant to the agreements specifically contemplated herein and the Registration Rights Agreement.

(b) The provisions of this Agreement shall be controlling if any such provisions or the operation thereof conflict with the provisions of the Company’s Bylaws. Each of the parties covenants and agrees to vote their Equity Securities and to take any other action reasonably requested by the Company or any Stockholder to amend the Company’s Bylaws so as to avoid any conflict with the provisions hereof.

SECTION 4.10. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

SECTION 4.11. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, without giving effect to principles or rules of conflict of laws.

(b) In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the jurisdiction and venue of the Delaware Court of Chancery or, if the Delaware Court of Chancery does not have subject matter jurisdiction over this matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 4.6.

(c) EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

SECTION 4.12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

SECTION 4.13. Enforcement. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

SECTION 4.14. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 4.15. No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the entities that are expressly identified as parties hereto, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of the transactions contemplated hereby.

SECTION 4.16. Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

SECTION 4.17. Effectiveness. This Agreement shall become effective upon the Closing Date.

[Remainder of Page Intentionally Left Blank; Signatures follow]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders’ Agreement as of the date set forth in the first paragraph hereof.

ACADEMY SPORTS AND OUTDOORS, INC.

By:
Name:
Title:

[Signature Page Academy Sports and Outdoors, Inc. Stockholders’ Agreement]

ALLSTAR LLC

By:
Name:
Title:

ALLSTAR CO-INVEST BLOCKER L.P.

By:
Name:
Title:

KKR 2006 ALLSTAR BLOCKER L.P.

By:
Name:
Title:

[Signature Page Academy Sports and Outdoors, Inc. Stockholders’ Agreement]

Exhibit A

Assignment and Assumption Agreement

Pursuant to the Stockholders’ Agreement, dated as of [_________], 2020 (the “Stockholders’ Agreement”), among Academy Sports and Outdoors, Inc., a Delaware corporation (the “Company”), and each of the stockholders of the Company whose name appears on the signature pages listed therein (each, a “Stockholder” and collectively, the “Stockholders”), _________, (the “Transferor”) hereby assigns to the undersigned the rights that may be assigned thereunder, and the undersigned hereby agrees that, having acquired Equity Securities as permitted by the terms of the Stockholders’ Agreement, the undersigned shall assume the obligations of the Transferor under the Stockholders’ Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Stockholders’ Agreement.

Listed below is information regarding the Equity Securities:

Number of Shares of

Common Stock

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Assumption Agreement as of __________ ___, ________.

[NAME OF TRANSFEROR]

Name:
Title:

[NAME OF TRANSFEREE]

Name:
Title:

Acknowledged by:

ACADEMY SPORTS AND OUTDOORS, INC.

By:
Name:
Title: